Exhibit 10.1

Management Bonus Program Summary

We believe providing a competitive Total Compensation Program to our employees is essential to attract and retain top talent.  One component of our Total Compensation Program is the Management Bonus Program (the “Program”).  The Compensation Committee of Amicus’ Board of Directors (the “Compensation Committee”) will determine whether to issue payouts under the Program on an annual basis.  The amounts of individual payouts are calculated as set forth in this Program Summary.  The Program is intended to advance several key goals of the Company’s Total Compensation Program.

Program Goals:

•                  To motivate management to achieve and exceed goals and objectives

•                  To drive expanded team alignment and effort

•                  To meaningfully and appropriately differentiate and reward individual performance

•                  To provide a market competitive short-term incentive compensation program

Program Timing:

Performance Reviews will be conducted from December to January of the following year.  Bonus payments will be made by the end of February and employees must be employed on the payout date to receive a bonus.

Program Components:

There are four factors for determining payouts under the Program.

1.              Base Salary or eligible base cash compensation:  Employees are eligible for a year-end bonus (a “Bonus”) based on a targeted percentage of each employee’s base salary (the “Target Percentage”).

2.              Bonus Targets:  An employee’s annual Bonus Target is determined by an employee’s level in the organization. The Compensation Committee has determined that the Bonus payouts under the Program shall be based on the following targets:

Title	Bonus Target as % of Base Salary or Eligible Base Cash Compensation	Range of Individual Performance Modifier
CEO	60%	N/A
President	50%	0-133%
Chief	40%	0-133%
Sr. Vice President	35%	0-133%
Vice President	30%	0-150%
Exec Director	27.5%	0-150%
Sr. Director	25%	0-150%
Director	20%	0-150%
Assoc. Director/Sr. Mgr.	15%	0-150%

3.              Individual Performance Modifier:  Each participant will receive an individual performance modifier ranging from 0-150% which is determined based on an evaluation by the individual’s manager.  Individual performance will be evaluated in accordance with the Performance Management Program.  The maximum payout under the plan for Sr. Vice Presidents and above is 2x their bonus target.  The

CEO does not receive an Individual Performance Modifier and only receives a Corporate Performance Modifier.

4.              Corporate Performance Modifier:  Upon completion of the year, the Board of Directors will make an evaluation as to how the organization performed against the approved Corporate Goals for that year. Based upon the approved weightings of these goals, and the Board of Directors determination of performance, a “Corporate Modifier” will be established.  This Modifier may range from 50% - 150%.

Program Process:

The process for determining individual payouts under the Program follows certain steps on an annual basis.

(1)         Management begins individual performance reviews and sets recommended individual multipliers;

(2)         Preliminary bonus pool established using the sum of target bonuses;

(3)         Sr. management finalizes preliminary individual payout calculations using the sum of target bonuses at target company performance (100%);

(4)         The Compensation Committee, in consultation with management determines, in its sole discretion, whether to payout bonuses and sets the Corporate multiplier based on achievement of company goals;

(5)         The Corporate Modifier is then applied to the budget pool and all individual payouts.

Putting all three components of the program together, the following is the formula for payout.

((Base Salary * Target Bonus %) x

(Individual Performance Modifier)) x

Corporate Modifier =

Individual Final Bonus Payout

Eligibility and Administration under the Plan:

In years where management and the Compensation Committee determine to issue payouts under the Program, the following eligibility criteria will be applied:

•                  Employees must be actively employed on the date the bonus is paid in order to be eligible to receive their bonus.

•                  New Employees who are hired between April 1, and September 30, of a calendar year, are eligible for a prorated bonus based upon date of hire.

•                  New Employees who are hired between October 1, and December 31, of a calendar year are not eligible for a Management Bonus.

•                  Additionally, in its discretion, management or the Compensation Committee, as appropriate may determine to make Bonus payouts under the Program outside these eligibility parameters if they believe it is in the best interests of the organization to do so.

Management Discretion under the Plan:

It will be at the discretion of the Sr. Functional Executive, with input the head of Human Resources, and approval by CEO, as to where in the Bonus Payout Range an individual may fall. Further, notwithstanding anything set forth herein, in the event that senior management or the Compensation Committee, as appropriate, determines that an employee’s individual performance is significantly above the expected level, a determination may be made that the employee’s individual multiplier shall be outside the Individual Multiplier Range.

*Management and the Compensation Committee reserve the right to amend this program at any time.